Exhibit 10.8

EXECUTION

AMENDMENT NO. 3

TO MASTER REPURCHASE AGREEMENT

Amendment No. 3  to Master Repurchase Agreement, dated as of July 23, 2019 (this “Amendment”), among BNP Paribas (the “Buyer”), PennyMac Loan Services, LLC (the “Seller”) and Private National Mortgage Acceptance Company, LLC (the “Guarantor”).

RECITALS

The Buyer, Seller and Guarantor are parties to that certain Master Repurchase Agreement, dated as of November 17, 2017  (as amended by Amendment No. 1, dated as of August 20, 2018, and Amendment No. 2, dated as of November 6, 2018, the “Existing Repurchase Agreement”;  and as further amended by this Amendment,  the “Repurchase Agreement”).  The Guarantor is party to that certain Guaranty, dated as of November 17, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantor in favor of the Buyer.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.  As a condition precedent to amending the Existing Repurchase Agreement, the Buyer has required on the date hereof the Guarantor to ratify and affirm the Guaranty.

Accordingly, the Buyer, Seller and Guarantor hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1.   Definitions.  Section 2 of the Existing Repurchase Agreement is hereby amended by:

1.1             deleting the definitions of “Conforming Mortgage Loan”, “Mortgage Loan” and “Termination Date” in their entirety and replacing them with the following:

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans, VA Loans and USDA Loans, as determined by Buyer in its sole discretion.

“Mortgage Loan” means any first lien, fixed or adjustable rate, one-to-four family residential Conforming Mortgage Loan or Jumbo Mortgage Loan evidenced by a Mortgage Note and secured by a Mortgage, which Mortgage Loan is subject to a Transaction hereunder.

“Termination Date” means the earlier of (i) July 31, 2020 and (ii) at the option of Buyer, the occurrence of an Event of Default.

1.2       adding the following new definition in its proper alphabetical order:

“Agency Special Product”  has the meaning set forth in the Pricing Side Letter.

SECTION 2.    Initiation; Termination.  Section 3 of the Existing Repurchase Agreement is hereby amended by adding the following new subsection (b)(xv) in its proper order:

(xv)      Profitability.  Seller shall not have negative Net Income in any two (2) consecutive quarters, as determined in accordance with GAAP.

SECTION 3.   Representations.  Section 12 of the Existing Repurchase Agreement is hereby amended by deleting subsection (e) in its entirety and replacing it with the following:

(e)        Litigation.  There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of Seller or Guarantor before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $25,000,000 with respect to Seller or Guarantor, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations.

SECTION 4.   Covenants.  Section 13 of the Existing Repurchase Agreement is hereby amended by:

4.1       deleting subsection (b)(i) in its entirety and replacing it with the following:

(i)         Within ninety (90) days after the close of each fiscal year, financial statements, including a statement of income and changes in shareholders’ equity, of PennyMac Financial Services, Inc. and Seller for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

4.2       deleting subsection (c)(i)(C) in its entirety and replacing it with the following:

(C)       any litigation or proceeding that is pending or threatened against (a) (x) Seller in which the amount involved exceeds $25,000,000 or (y) Guarantor in which the amount involved exceeds $25,000,000 and, in each case, is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

4.3       deleting subsection (y)(iv) in its entirety and replacing it with the following:

(iv)       Reserved.

SECTION 5.   Events of Default.  Section 14 of the Existing Repurchase Agreement is hereby amended by deleting subsection (a)(v) in its entirety and replacing it with the following:

(v)        Judgments.  A judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate is rendered against Seller or Guarantor or any Affiliate thereof by one or more courts, administrative tribunals or other bodies having jurisdiction and the same is not satisfied, discharged (or provision is not made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof, and Seller or Guarantor or any Affiliate thereof will not, within said period of forty-five (45) days, or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal.

SECTION 6.   Representations and Warranties Re: Mortgage Loans.  Schedule 1 to the Existing Repurchase Agreement is hereby amended by deleting paragraphs (k), (bb) and (dd) in their entirety and replacing them with the following, respectively:

(k)        Full Disbursement of Proceeds.  Other than with respect to (i) an eligible, single-close, renovation or construction-to-permanent Agency Special Product, (ii) a Fannie Mae “HomeStyle Renovation” Mortgage Loan, (iii) a “VA Renovation Mortgage Loan” or (iv) any other specific mortgage products agreed upon by Buyer in writing, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on site or off site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the mortgagee pursuant to the Mortgage Note or Mortgage.

(bb)      No Buydown Provisions; No Graduated Payments or Contingent Interests.  Except with respect to Agency Special Products, no Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision.  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(dd)      Construction or Rehabilitation of Mortgaged Property.  Other than with respect to (i) an eligible, single-close, renovation or construction-to-permanent Agency Special Products, (ii) a Fannie Mae “HomeStyle Renovation” Mortgage Loan, (iii) a “VA Renovation Mortgage Loan” or (iv) any other specific mortgage products agreed upon by Buyer in writing, no Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property.

SECTION 7.   Conditions Precedent.  This Amendment shall become effective on the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

7.1       Delivered Documents.  On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a)        this Amendment, executed and delivered by the Buyer, Seller and Guarantor;

(b)        an amendment to the Pricing Side Letter, executed and delivered by the Buyer, Seller and Guarantor; and

(c)        such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 8.   Representations and Warranties.  Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 12 of the Repurchase Agreement.

SECTION 9.   Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 10. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 11. Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 12.           GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 13.  Reaffirmation of Guaranty.  The Guarantor hereby consents to this amendment and ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

Buyer:	BNP PARIBAS, as Buyer

	By:	/s/ Jonathan Banks
	Name:	Jonathan Banks
	Title:	Director

	By:	/s/ Steve Parsons
	Name:	Steve Parsons
	Title:	Managing Director

Seller:	PENNYMAC LOAN SERVICES, LLC, as Seller

	By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Senior Managing Director and Treasurer

Guarantor:	PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC, as Guarantor

	By:	/s/ Pamela Marsh
	Name:	Pamela Marsh
	Title:	Senior Managing Director and Treasurer

Signature Page to Amendment No. 3 to Master Repurchase Agreement